SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 17, 2016

WHITE MOUNTAIN TITANIUM CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	000-55441	87-057730
(State or Other Jurisdiction of	Commission File Number	(IRS Employer Identification No.)
Incorporation)

Augusto Leguia 100, Oficina 1401, Las Condes, Santiago Chile	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (56 2) 2657-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

In connection with the termination agreement described below, the disclosure pertaining to the agreement disclosed in Item 5.02 below is incorporated into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 17, 2016, White Mountain Titanium Corporation (the “Company”) entered into a termination agreement (the “Termination Agreement”) with Rich Top Management Limited (the “Service Provider”), a Hong Kong corporation owned and controlled by Kin Wong, who served as CEO of the Company through March 2, 2016, and is currently a director of the Company. Under the terms of the Termination Agreement the Company and the Service Provider terminated the original Management Services Agreement dated July 1, 2014, as amended effective January 1, 2016 (the “Original Agreement”), under which the Service Provider furnished management services to the Company. The termination of the Original Agreement is effective retroactively to February 29, 2016 (the “Effective Date”).

Fees payable under the Original Agreement in the amount of $21,000 for services performed prior to the Effective Date are to be paid by the Company promptly following execution of the Termination Agreement. In lieu of the three-month termination notice required under the Original Agreement, the Company has agreed to pay $31,500 (the “Termination Payment”) to the Service Provider solely from, and promptly upon receipt of, funds returned to the Company by Shenzhen New JunAn Investment Management Ltd. under the terms of the agreement between the parties dated April 2015. No interest is to accrue on the Termination Payment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Termination Agreement dated effective February 29, 2016, with Rich Top Management Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White Mountain Titanium Corporation

Date: June 20, 2016	By /s/ Michael P. Kurtanjek
Michael P. Kurtanjek, Interim CEO